Exhibit 10.8

HUTCHINSON TECHNOLOGY INCORPORATED

NON-EMPLOYEE DIRECTORS EQUITY PLAN

1.           Purpose.  The purpose of this Hutchinson Technology Incorporated Non-Employee Directors Equity Plan (the “Plan”) is to provide non-employee members of the Board of Directors (the “Board”) of Hutchinson Technology Incorporated (the “Company”) with an opportunity to increase their ownership of Company common stock by allowing each participating director to voluntarily elect to receive all or a portion of the annual cash retainers (Board, committee and committee chair retainers) (collectively, the “Retainer”) payable to him or her for service as a member of the Board in the form of shares of the Company’s common stock (the “Stock”).

2.           Eligibility.  Directors of the Company who are not also officers or other employees of the Company or its subsidiaries are eligible to participate in this Plan (each, a “Director”).

3.           Election to Receive Stock.  On forms provided by the Company, each eligible Director may elect to receive, in lieu of cash, shares of Stock having a Fair Market Value (as defined in Section 6) equal to the percentage, from 0% to 100%, specified by the eligible Director of the Retainer payable to such Director during the period between the Company’s next two annual meetings of shareholders following the deadline for submission of an applicable election form.  If no election is made by an eligible Director, the entire Retainer during such period will be paid in cash.  To be effective for any period between annual Company shareholder meetings, any election to receive Stock in lieu of cash must be submitted to the Company (Attn: CEO Administrative Assistant) no later than January 15 immediately prior to the first of the two succeeding annual meetings of shareholders.  Any eligible Director whose initial election to the Board occurs during a period between annual Company shareholder meetings shall have 30 days following such election to elect to receive Stock in lieu of cash for Retainer amounts payable after the date of election and prior to the next annual Company shareholder meeting.  Any election made in accordance with this Section 3 may not be modified or withdrawn by the Director.

4.           Issuance of Stock.  Shares of Stock having a Fair Market Value equal to the portion of the Retainer to be received in Stock shall be issued to each participating Director on each date a Retainer amount is scheduled to be paid to eligible Directors during the applicable calendar year (currently February 15 and August 15 or, if not a business day, the first business day thereafter on which Stock is traded on the Nasdaq Global Select Market or such other established securities market as may then be the principal trading market for the Stock).  The number of shares of Stock to be issued on any payment date pursuant to this Plan shall be the amount of Retainer to which the Director is entitled as of the payment date multiplied by the percentage of such Retainer the Director has elected to receive in Stock, divided by the Fair Market Value of a share of Stock on the payment date.  Whenever application of this formula would otherwise result in the issuance of a fractional share, the number of shares to be issued will be rounded down to the nearest whole share.  A Director shall be entitled to receive shares of Stock pursuant to this Plan on any payment date only if the Director continues to be a non-employee member of the Board as of that payment date.

5.           Shares Subject to Plan.  The total number of shares of Stock reserved for issuance under the Plan shall be 200,000.  If the number of outstanding shares of Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the number of shares reserved for issuance under this Plan will be proportionately adjusted by the Compensation Committee of the Board (the “Committee”).

6.           Fair Market Value.  The Fair Market Value of each share of Stock on any date shall be the closing sale price of one share of Stock on the Nasdaq Global Select Market (or such other established securities market as may then be the principal trading market for the Stock) on the relevant date or, if no sales occurred on that date, on the next preceding date on which a sale of shares of Stock occurred, as reported in the Wall Street Journal (or such other authoritative source as may be designated by the Committee).

7.           Administration of Plan.  This Plan shall be administered by the Committee.  Subject to the terms of the Plan, the Committee shall have the authority to establish and amend rules to administer the Plan, to interpret the Plan and to make all other determinations necessary or desirable for the administration of the Plan.  The Committee may delegate any non-discretionary administrative oversight responsibilities under the Plan to any employee or agent of the Company.

8.           Amendment to the Plan. The Board may at any time amend, alter, suspend or discontinue this Plan.  No amendment, alteration, suspension or discontinuance shall require shareholder approval unless such approval would be required by applicable law or stock exchange rules.  Notwithstanding any election made pursuant to the Plan, the Committee shall have the authority to direct the Company to make any retainer payment in cash instead of Stock if the Committee determines, in its discretion, that it is advisable to do so.

9.           Separation From Service as Director.  If a Director participating in the Plan ceases to be a member of the Board for any reason whatsoever, including death, disability or removal in accordance with applicable law, he or she will no longer be entitled to receive any Retainer payment in cash or in shares of Stock pursuant to this Plan following the date of such cessation.

10.           Effective Date and Duration of Plan.  The Plan shall become effective on the date it is adopted by the Board, and shall continue in effect until all shares of Stock reserved for issuance under the Plan have been issued, or until its earlier termination by the Board.

11.           Compliance with Law.  Notwithstanding any other provision of this Plan, no shares of Stock shall be issued and delivered under this Plan unless the issuance of such shares complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws.

12.           Governing Law.  To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken under this Plan shall be governed by the laws of the State of Minnesota, without regard to the conflicts of law provisions thereof, and construed accordingly.